December 2015
Preliminary Terms No. 678 Registration Statement No. 333-200365 Dated December 2, 2015 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

The securities offered are unsecured obligations of Morgan Stanley, will pay no interest, provide for a payment at maturity that may be less than the face amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying shares have appreciated in value, investors will receive the face amount plus 150% participation in the upside performance of the underlying shares, subject to the capped value of $1,350 to $1,400 per security (to be determined on the pricing date). If the underlying shares have depreciated in value, but not by more than 10%, the securities will redeem for the face amount. However, if the underlying shares have depreciated in value by more than 10%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the underlying shares in excess of 10%. Investors may lose up to 90% of the face amount of the securities. The securities are for investors who seek an equity fund-based return and who are willing to risk their investment and forgo current income and upside above the capped value in exchange for the participation rate and buffer features that in each case apply to a limited range of performance of the underlying shares. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the underlying shares or any securities held by the iShares® MSCI Emerging Markets ETF.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 31, 2018*, subject to postponement if the calculation day is postponed
Underlying shares:	Shares of the iShares® MSCI Emerging Markets ETF
Aggregate face amount:	$
Redemption amount:

At maturity, the redemption amount per $1,000 face amount of securities will be determined as follows:

•      If the ending price is greater than the starting price, the lesser of:

•      If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

     $1,000

•      If the ending price is less than the threshold price:

If the ending price is less than the threshold price, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive at maturity will be the redemption amount, defined and calculated as provided in this document.

Participation rate:	150%
Starting price:	, which is the share closing price of one underlying share on the pricing date
Ending price:	The share closing price of one underlying share on the calculation day times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Calculation day:	December 26, 2018*, subject to postponement for non-trading days and certain market disruption events
Threshold price:	, which is 90% of the starting price
Capped value:	$1,350 to $1,400 per security (135% to 140% of the face amount), to be determined on the pricing date
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	December 30, 2015*
Original issue date:	January 5, 2016* (3 business days after the pricing date)
CUSIP / ISIN:	61761JR27 / US61761JR271
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $942.20 per security, or within $22.50 of that estimate. See “Investment Summary” beginning on page 2.
*To the extent we make any change to the pricing date or original issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.
Commissions and offering price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$27.50	$972.50
Total	$	$	$
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $27.50 for each security it sells. Dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to $12.50 per security, and WFA will receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)	See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8. All payments on the securities are subject to the credit risk of Morgan Stanley.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for PLUS, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for PLUS dated November 19, 2014       Index Supplement dated November 19, 2014        Prospectus dated November 19, 2014

Wells Fargo Securities

Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Investment Summary

Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

The Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the capped value, while using fewer dollars by taking advantage of the participation rate

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

The securities are not designed for, and may not be a suitable investment for, investors who:

▪	Seek a liquid investment or are unable or unwilling to hold the securities to maturity

▪	Are unwilling to accept the risk that the ending price of the underlying shares may decrease by more than 10% from the starting price, resulting in a loss on the initial investment

▪	Seek uncapped exposure to the upside performance of the underlying shares

▪	Seek full return of the face amount of the securities at maturity

▪	Seek current income from their investments

▪	Are unwilling to accept the risk of exposure to foreign emerging equity markets

▪	Seek exposure to the underlying shares but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities

▪	Are unwilling to accept the credit risk of Morgan Stanley

▪	Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

Maturity:	Approximately 3 years
Participation rate:	150%
Capped value:	$1,350 to $1,400 per security (135% to 140% of the face amount), to be determined on the pricing date
Threshold price:	90% of the starting price. The securities provide a 10% buffer, with 1-to-1 downside exposure to the decrease in the price of the underlying shares in excess of 10%.
Downside exposure:	Investors may lose up to 90% of the face amount of the securities.
Interest:	None

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $942.20, or within $22.50 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the capped value, the participation rate and the threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged upside exposure to the underlying shares, subject to the capped value, while providing limited protection against negative performance of the underlying shares. At maturity, if the underlying shares have appreciated in value, investors will receive the face amount plus 150% participation in the upside performance of the underlying shares, subject to the capped value of $1,350 to $1,400 per security (to be determined on the pricing date). If the underlying shares have depreciated in value, but not by more than 10%, the securities will redeem for the face amount. However, if the underlying shares have depreciated in value by more than 10%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the underlying shares in excess of 10%. Investors may lose up to 90% of the face amount. All payments on the securities are subject to the credit risk of Morgan Stanley.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The price of the underlying shares increases, and, at maturity, the securities redeem for the face amount plus 150% participation in the upside performance of the underlying shares, subject to the capped value of $1,350 to $1,400 per security (to be determined on the pricing date).
Par Scenario	The price of the underlying shares decreases by no more than 10%, and, at maturity, the securities redeem for the face amount.
Downside Scenario	The price of the underlying shares decreases by more than 10%, and, at maturity, the securities redeem for less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the underlying shares in excess of 10%. For example: if the underlying shares depreciate in value by 25%, the securities will redeem for $850, or 85% of the face amount.

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the redemption amount on the securities based on the following terms, assuming no change to the adjustment factor:

Face amount:	$1,000 per security
Participation rate:	150%
Threshold price:	90% of the starting price
Hypothetical capped value:	$1,375 per security (137.5% of the face amount), the midpoint of the specified range for the capped value

Securities Payoff Diagram

How it works

▪	Upside Scenario. If the ending price is greater than the starting price, investors will receive the face amount of $1,000 per security plus 150% of the appreciation of the underlying shares over the term of the securities, subject to the capped value. Under the hypothetical terms of the securities, an investor will receive the hypothetical capped value of $1,375 per security (137.5% of the face amount) at an ending price of 125% of the starting price.

▪	Par Scenario. If the ending price is less than or equal to the starting price but greater than or equal to the threshold price, investors will receive the face amount of $1,000 per security.

▪	Downside Scenario. If the ending price is less than the threshold price, investors will receive an amount that is less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the underlying shares in excess of 10%.

▪	For example, if the underlying shares decrease 40%, investors would lose 30% of the face amount and receive only $700 per security at maturity, or 70% of the face amount.

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Scenario Analysis and Examples of Redemption Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying shares relative to the starting price. We cannot predict the ending price on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying shares. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive per $1,000 face amount of securities at maturity will be the redemption amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	Approximately 3 years
Hypothetical starting price:	$40
Hypothetical threshold price:	$36 (90% of the hypothetical starting price)
Participation rate:	150%
Hypothetical capped value:	$1,375 per security (137.5% of the face amount), the midpoint of the specified range for the capped value

* The actual starting price, threshold price and capped value for the securities will be determined on the pricing date.

Example 1—The price of the underlying shares increases from a starting price of $40 to an ending price of $44.

Because the hypothetical ending price is greater than the hypothetical starting price, the redemption amount would equal:

$1,000 + [$1,000 × [($44 – $40) / $40] × 150%] = $1,150

In this example, the redemption amount is greater than the face amount but less than the capped value. Therefore, on the stated maturity date, you would receive the redemption amount equal to $1,150 per $1,000 face amount of securities, resulting in a total return on the securities of 15%.

Example 2—The price of the underlying shares increases from a starting price of $40 to an ending price of $68.

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 + [$1,000 × [($68 – $40) / $40] × 150%] = $2,050

Therefore, on the stated maturity date, you would receive the hypothetical capped value of $1,375 per $1,000 face amount of securities, resulting in a total return on the securities of 37.50%.

The appreciation potential of the securities is limited by the hypothetical capped value of $1,375 per security, or 137.5% of the face amount. Although the participation rate provides 150% exposure to any increase in the ending price over the starting price, because the redemption amount will be limited to 137.5% of the face amount for the securities (assuming a capped value of $1,375 per security), any increase in the ending price over the starting price by more than 25% of the starting price will not further increase the return on the securities.

Example 3—The price of the underlying shares decreases from a starting price of $40 to an ending price of $38.

Because the hypothetical ending price is less than or equal to the hypothetical starting price but greater than or equal to the hypothetical threshold price, the redemption amount would equal:

$1,000

Because the hypothetical ending price is less than or equal to the hypothetical starting price but greater than or equal to the hypothetical threshold price, you would receive the redemption amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%.

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Example 4—The price of the underlying shares decreases from a starting price of $40 to an ending price of $28.

Because the hypothetical ending price is less than the hypothetical starting price by more than 10%, you would lose a portion of the face amount of your securities and receive the redemption amount equal to:

$1,000 - [$1,000 × ($36 – $28) / $40] = $800

Because the ending price is below the threshold price on the calculation day, the securities will be fully exposed to any decline in the price of the underlying shares in excess of 10%. Therefore, the redemption amount is equal to $800 per $1,000 face amount of securities, resulting in a total loss on the securities of 20%.

If the ending price is below the threshold price on the calculation day, the securities will be fully exposed to any decline in the underlying shares in excess of 10%. You may lose up to 90% of the face amount of your securities at maturity.

Scenario Analysis – Hypothetical Redemption Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Shares		Performance of the Securities(1)
Ending Price	Percent Change in Share Closing Price(2)	Participation Rate	Redemption Amount	Return on Securities(3)
$80.0000	100.0000%	150%	$1,375.00	37.50%
$76.0000	90.0000%	150%	$1,375.00	37.50%
$72.0000	80.0000%	150%	$1,375.00	37.50%
$68.0000	70.0000%	150%	$1,375.00	37.50%
$64.0000	60.0000%	150%	$1,375.00	37.50%
$60.0000	50.0000%	150%	$1,375.00	37.50%
$56.0000	40.0000%	150%	$1,375.00	37.50%
$52.0000	30.0000%	150%	$1,375.00	37.50%
$50.0000	25.0000%	150%	$1,375.00	37.50%
$48.0000	20.0000%	150%	$1,300.00	30.00%
$46.0000	15.0000%	150%	$1,225.00	22.50%
$44.0000	10.0000%	150%	$1,150.00	15.00%
$42.0000	5.0000%	150%	$1,075.00	7.50%
$40.0000(4)	0.0000%	N/A	$1,000.00	0.00%
$38.0000	-5.0000%	N/A	$1,000.00	0.00%
$36.0000	-10.0000%	N/A	$1,000.00	0.00%
$35.6000	-11.0000%	N/A	$990.00	-1.00%
$32.0000	-20.0000%	N/A	$900.00	-10.00%
$28.0000	-30.0000%	N/A	$800.00	-20.00%
$24.0000	-40.0000%	N/A	$700.00	-30.00%
$20.0000	-50.0000%	N/A	$600.00	-40.00%
$16.0000	-60.0000%	N/A	$500.00	-50.00%
$12.0000	-70.0000%	N/A	$400.00	-60.00%
$8.0000	-80.0000%	N/A	$300.00	-70.00%
$4.0000	-90.0000%	N/A	$200.00	-80.00%
$0.0000	-100.0000%	N/A	$100.00	-90.00%

(1) Assumes a capped value of $1,375 per security (137.5% of the face amount), the midpoint of the specified range for the capped value.

(2) Assumes no change to the adjustment factor.

(3) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the redemption amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(4) The hypothetical starting price

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest, and you will receive less, and up to 90% less, than the face amount of your securities at maturity if the ending price is less than the threshold price. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending price is less than the threshold price, which is 90% of the starting price, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

▪	The appreciation potential of the securities is limited by the capped value. The appreciation potential of the securities is limited by the capped value of $1,350 to $1,400 per security, or 135% to 140% of the face amount (to be determined on the pricing date). Although the participation rate provides 150% exposure to any increase in the ending price over the starting price, because the redemption amount will be limited to 135% to 140% of the face amount for the securities, any increase in the ending price over the starting price by more than approximately 23.33% to approximately 26.67% of the starting price, depending on the actual capped value, will not increase the return on the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including: the price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the ending price of the underlying shares, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the shares comprising the MSCI Emerging Markets IndexSM (the “share underlying index”) trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® MSCI Emerging Markets ETF Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the underlying shares at any time other than the calculation day. The ending price will be based on the share closing price of the underlying shares and the adjustment factor on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares increases prior to the calculation day but then decreases by the calculation day, the redemption amount will be less, and may be significantly less, than it would have been had the redemption amount been linked to the price of the underlying shares prior to such decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the ending price, the redemption amount will be based solely on the share closing price of the underlying shares and the adjustment factor on the calculation day.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪	The price of the underlying shares is subject to currency exchange rate risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the share underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the redemption amount payable at maturity of the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the share underlying index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the share underlying index and the United States and other countries important to international trade and finance.

▪	There are risks associated with investments in securities, such as the securities, linked to the value of foreign (and especially emerging markets) equity securities. The underlying shares track the performance of the share underlying index, which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the share underlying index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities. As the investment adviser to the iShares® MSCI Emerging Markets ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. MSCI

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Securities Linked to the iShares® MSCI Emerging Markets ETF due December 31, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® MSCI Emerging Markets ETF will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the iShares® MSCI Emerging Markets ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets ETF and the share underlying index or due to other circumstances. The iShares® MSCI Emerging Markets ETF generally invests at least 90% of its assets in securities of the share underlying index and in depositary receipts representing securities of the share underlying index. The iShares® MSCI Emerging Markets ETF may invest the remainder of its assets in securities not included in the share underlying index but which the Investment Adviser believes will help the iShares® MSCI Emerging Markets ETF track the share underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets ETF. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the shares of the iShares® MSCI Emerging Markets ETF. However, the

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calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets ETF. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the threshold price and the ending price, will make any adjustments to the adjustment factor and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending price in the event of a market disruption event or discontinuance of the underlying shares or the share underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Antidilution Adjustments for PLUS Linked to Exchange-Traded Funds,” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement for PLUS. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our subsidiaries also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the starting price, and, therefore, could increase the price at or above which the underlying shares must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the share closing price of the underlying shares on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The stated maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the stated maturity date, the stated maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

▪	Historical prices of the underlying shares should not be taken as an indication of the future performance of the underlying shares during the term of the securities. No assurance can be given as to the price of the underlying shares at any time, including on the calculation day, because historical prices of the underlying shares do not provide an indication of future performance of the underlying shares.

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▪	Potentially inconsistent research, opinions or recommendations by MS & Co., WFS or their respective affiliates. MS & Co., WFS and their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by MS & Co., WFS or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying shares to which the securities are linked.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments except that, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of any disposition of financial instruments before January 1, 2019. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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iShares® MSCI Emerging Markets ETF Overview

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®. The iShares® MSCI Emerging Markets ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor either agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete.

Information as of market close on November 30, 2015:

Bloomberg Ticker Symbol:	EEM UP
Current Share Closing Price:	$33.99
52 Weeks Ago:	$40.77
52 Week High (on 4/28/2015):	$44.09
52 Week Low (on 8/24/2015):	$31.32

The following graph sets forth the daily share closing prices of the underlying shares for each quarter in the period from January 1, 2010 through November 30, 2015. The related table sets forth the published high and low closing prices, as well as end-of-quarter share closing prices, of the underlying shares for each quarter in the same period. The share closing price of the underlying shares on November 30, 2015 was $33.99. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The underlying shares have at times experienced periods of high volatility. You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the share closing price of the index on the calculation day.

iShares® MSCI Emerging Markets ETF Daily Share Closing Prices January 1, 2010 to November 30, 2015

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iShares® MSCI Emerging Markets ETF (CUSIP 464287234)	High ($)	Low ($)	Period End ($)
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter	43.54	36.68	39.19
Third Quarter	42.37	37.42	41.32
Fourth Quarter	44.35	40.14	44.35
2013
First Quarter	45.20	41.80	42.78
Second Quarter	44.23	36.63	38.57
Third Quarter	43.29	37.34	40.77
Fourth Quarter	43.66	40.44	41.77
2014
First Quarter	40.99	37.09	40.99
Second Quarter	43.95	40.82	43.23
Third Quarter	45.85	41.56	41.56
Fourth Quarter	42.44	37.73	39.29
2015
First Quarter	41.07	37.92	40.13
Second Quarter	44.09	39.04	39.62
Third Quarter	39.78	31.32	32.78
Fourth Quarter (through November 30, 2015)	36.29	32.96	33.99

This document relates only to the securities offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the securities, neither we nor either agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor either agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the redemption amount received at maturity with respect to the securities and therefore the value of the securities.

Neither we, the agents nor any of our or their affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

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iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

MSCI has announced that, effective with the November 2015 semi-annual index review, certain securities traded outside of their country of classification (i.e., “foreign listings”) will become eligible for inclusion in certain MSCI Country Investable Market Indexes within the MSCI Global Investable Market Indices.  Foreign listings may become eligible to represent securities only from countries that meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI (All Country World Index) Investable Market Index.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive at maturity will be the redemption amount, defined and calculated as provided in this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Share underlying index:	MSCI Emerging Markets IndexSM
Securities:	The accompanying product supplement refers to the securities as the “PLUS,” “Buffered PLUS” and “Bull Market Buffered PLUS.”
Underlying shares:	The accompanying product supplement refers to the underlying shares as the “underlying asset” and the “ETF Shares.”
Face amount:	The accompanying product supplement refers to the face amount as the “stated principal amount.”
Calculation day:	The accompanying product supplement refers to the calculation day as the “valuation date.”
Redemption amount:	The accompanying product supplement refers to the redemption amount as the “payment at maturity.”
Share closing price:	See “Description of PLUS—General Terms of PLUS—Some Definitions” in the accompanying product supplement for the definition of share closing price.
Starting price:	The accompanying product supplement refers to the starting price as the “initial share price.”
Ending price:	The accompanying product supplement refers to the ending price as the “final share price.”
Capped value:	The accompanying product supplement refers to the capped value as the “maximum payment at maturity.”
Participation rate:	The accompanying product supplement refers to the participation rate as the “leverage factor.”
Postponement of maturity date:	If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed. See “Description of PLUS—Postponement of Valuation Date(s)” in the accompanying product supplement for PLUS.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.
Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information

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and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying product supplement for PLUS, Section 871(m) of the Code, imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of a public statement made by an official at the U.S. Treasury Department, the withholding tax generally will not apply to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in underlying shares, futures and options contracts on the underlying shares, and any component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares on the pricing date, and therefore increase the price at or above which the underlying shares must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities, including on the calculation day, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of

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Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Code with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)            the purchaser or holder or its fiduciary has made and shall make all investment

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decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)          any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)            neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $27.50 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors, LLC (“WFA”), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $12.50 per security. In addition to the selling concession allowed to WFA, WFS will pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

See "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for PLUS for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the capped value, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales

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at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Product Supplement for PLUS dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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